Exhibit 99.3

CONSENT OF LEERINK PARTNERS LLC

We hereby consent to the use of our opinion letter dated June 22, 2023, to the Board of Directors of Talaris Therapeutics, Inc., included as Annex B to the proxy statement/prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Talaris Therapeutics, Inc., to be filed on the date hereof, and to the references to such opinion in such proxy statement/prospectus under the captions: “Prospectus Summary – Talaris’ Reasons for the Merger,” “Prospectus Summary – Opinion of Talaris’ Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Talaris’ Reasons for the Merger” and “The Merger – Opinion of Talaris’ Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ LEERINK PARTNERS LLC

New York, New York

September 11, 2023